EXHIBIT 15

              LETTER REGARDING UNAUDITED FINANCIAL INFORMATION



R&B Falcon Corporation:


We are aware that R&B Falcon Corporation has incorporated by reference in this registration statement on Form S-8, its Form 10-Q for the quarter ended March 31, 1999, which includes our report dated April 28, 1999 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.



/s/ARTHUR ANDERSEN LLP

Houston, Texas
June 18, 1999